Exhibit 10.24

Continuation of certain benefits under the Employment Agreement effective December 1, 2003 between National Bank of the Redwoods and Stephen A. Fleming, as amended March 31, 2004

The Compensation Committee of the Board of Directors of the Registrant has approved an extension of Mr. Fleming’s housing allowance of $1,800 per month through November 2004, subject to the terms and conditions of Mr. Fleming’s Employment Agreement.  This extension was not set forth in a formal written agreement.  Pursuant to Item 601(b)(10)(iii)(A) of Regulation S-K, the Registrant has filed this description of the extension as an exhibit.